Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company Contacts:	Media Relations:
Thomas Braum,	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize	Fred Marx
Vice President Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

HANDLEMAN COMPANY COMMENTS

ON COMPLAINT FILED BY KMART

Troy, Michigan, June 30, 2003 — Handleman Company (NYSE: HDL) www.handleman.com, today commented on a complaint filed by Kmart Corporation arising out of Handleman’s status as a critical trade vendor in Kmart’s Chapter 11 bankruptcy proceedings.

Stephen Strome, Chairman and Chief Executive Officer of Handleman, said: “The critical trade vendor issue is the last remaining item of the Kmart Chapter 11 bankruptcy. Notwithstanding the complaint that Kmart has filed, we maintain a strong and continuing business relationship with Kmart. We appreciate the opportunity to work with the Company’s new management team to grow music and video sales in all its stores.”

Background

When Kmart filed for Chapter 11 protection in January 2002, it requested that the Bankruptcy Court designate Handleman and several other companies “critical trade vendors.” The court approved this designation, and Handleman received $49 million in payment of Kmart’s obligations.

Being designated a critical trade vendor required Handleman to continue providing product during Kmart’s Chapter 11 reorganization. Additionally, Handleman did not assert at that time certain rights it would have been entitled to claim had it not been named a critical trade vendor. These included the opportunity to offset Kmart’s pre-petition indebtedness by the return of pre-petition merchandise.

One creditor later appealed the Bankruptcy Court’s critical trade vendor order to the United States District Court. Handleman was not notified of that appeal. The District Court recently ruled that the Bankruptcy Court’s designation regarding critical trade vendors was not appropriate under the Bankruptcy Code. The District Court’s order did not require repayment of the amounts received by the critical trade vendors.

Kmart immediately appealed the District Court’s ruling to the United States Court of Appeals. Handleman subsequently was permitted to intervene and participate in that appeal. Handleman is asserting that it was properly designated a critical trade vendor and appropriately received payment of the $49 million.

Kmart recently filed a complaint before the Bankruptcy Court asking that the $49 million be reimbursed. Handleman believes that the Court of Appeals will rule in its favor and no repayment of any amount would be required. However, no assurance can be given as to the outcome of the appeal. Handleman’s position is that, as a result of being named a critical trade vendor, the economic concessions it made were substantially equivalent to the $49 million payment received.

About Handleman Company:

Handleman Company is comprised of two operating divisions: Handleman Entertainment Resources (H.E.R.) and North Coast Entertainment (NCE).

H.E.R. is a category manager and distributor of recorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, H.E.R. manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

NCE’s Anchor Bay Entertainment unit is an independent home video label which markets a vast collection of popular titles on DVD and VHS that range from children’s classics to exercise to suspense and horror.

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